SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

TUTOR PERINI CORPORATION

(Name of Registrant as Specified in its Charter)

 (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Explanatory Note

On May 9, 2012, Glass Lewis & Co., LLC (“Glass Lewis”), a proxy advisory firm, published its analysis of Tutor Perini Corporation’s (the “Company”) 2012 Proxy Statement and its recommended votes for the Company’s proposals.   The Company has sent a document to many of its largest shareholders in response to several of the recommendations and conclusions that Glass Lewis has published in its analysis.  A copy of this document is included below and this material should be read in conjunction with the Company’s 2012 Proxy Statement filed with the Securities and Exchange Commission (the “SEC”) on April 19, 2012 and a shareholder letter filed on Form DEFA14A with the SEC on May 2, 2012.

Additional Information and Where to Find It

In connection with the Annual Meeting, the Company has filed a definitive proxy statement and a proxy card with the SEC on April 19, 2012, and has mailed the definitive proxy statement and proxy card to its shareholders.  We urge investors to carefully read the definitive proxy statement and proxy card for the Annual Meeting (including any supplements thereto) and any other relevant documents that the Company will file with the SEC when they become available because they contain important information. Investors and shareholders are able to obtain, free of charge, copies of the definitive proxy statement and any other documents filed by the Company with the SEC (when they become available) through the web site maintained by the SEC at http://www.sec.gov or through the Company’s website at http://www.tutorperini.com.

Certain Information Regarding Participants in the Solicitation

The Company, its directors, nominees for director and certain officers, employees and other persons are deemed to be participants in the solicitation of proxies from shareholders in connection with the Annual Meeting.  Information regarding the interests of such participants is included in the definitive proxy statement and other relevant documents filed and to be filed by the Company with the SEC in connection with the proxy solicitation.

Dear Shareholder,

As you may know Glass Lewis, a proxy advisory firm, issued its proxy paper on May 9, 2012. They recommend that shareholders withhold votes in re-electing Mr. Klein to our Board and vote against proposal 3, which is an advisory vote on executive compensation. As you know our Board recommends that you vote in favor of both of these proposals.

With respect to Glass Lewis’s recommendation to withhold your vote for Mr. Klein, we strongly urge you to vote in favor of his re-election. Mr. Klein is our Lead Director and has been a director since 1997. He is a key member of our Board, having served on all of our subcommittees. He has an in depth understanding of our business and was heavily involved in the merger between Perini & Tutor-Saliba, leading the independent committee that evaluated the synergies & benefits of the merger. Since the merger Mr. Klein has been instrumental in identifying and attracting high quality directors as additions to our Board. Mr. Klein’s 30 plus years as a corporate lawyer, investor and director of multiple corporations, both public and private, qualify and enable him to contribute sound judgment and leadership to the Company in his role as Lead Director.

While you may not have access to the Glass Lewis proxy paper, they have raised a number of specific issues that lead them to recommend voting against our non-binding, advisory vote on executive compensation. We have taken last year’s “no” vote very seriously and implemented changes. We have expanded the disclosures in our proxy. We are undertaking a shareholder outreach program that has included an additional communication providing more context to prior compensation decisions and the steps that we are taking to specifically address shareholder compensation concerns. We have sent this communication directly to the majority of our shareholders and filed this as a public disclosure with the SEC on May 2nd, 2012. We have also interacted with some of our major shareholders to answer their questions. Through these communications, we have clearly communicated the progress that has been made. However we would like to address some of the specific concerns that Glass Lewis has raised in arriving at their recommendation:

1.	Glass Lewis considers the discretionary bonuses awarded to Mr. Burk and Mr. Kershaw during 2011 to indicate a deviation from the Committee’s commitment to linking pay with performance.

Company Response: Mr. Burk’s discretionary bonus specifically related to his extraordinary efforts in executing our acquisition strategy. The Board considered this bonus to be very much a performance based award that rewarded him for negotiating and finalizing these acquisitions on a timely basis but for a fair price. Upon completion of the acquisitions, the Company promoted Mr. Burk into his current role as our Executive Vice President and Chief Executive Officer of our Specialty Contractor’s Group. This promotion required us to recruit a replacement Chief Financial Officer. We were successful in attracting Mr. Kershaw, a highly experienced financial executive who has spent the majority of his career with engineering & construction companies, to this role. As is customary, we compensated him for some of the incentives that were foregone by him in assuming this role for the Company.

2.	Glass Lewis is of the opinion that we should use multiple performance metrics in determining performance-based compensation rather than the use of a single absolute metric.

Company Response: The Board and our management reviewed several alternatives to pre-tax income, including other growth measures, return measures, cash flow measures, and both relative and absolute total shareholder return. However, due to the nature of the Company’s industry, including the type and duration of projects, the Committee determined that no financial/performance metric provides a more strategically relevant focus on creating shareholder value than pre-tax income. Going forward, the Committee will work with its consultant to further study performance-based, long-term incentive award designs.

3.	Glass Lewis does not support excise tax gross-up reimbursement that may arise as a result of severance payments related to changes in control.

Company Response: The Company is negotiating with Mr. Tutor the elimination of excise tax gross-ups from his contract. The Company will not provide gross-ups to new or promoted executives in the future.

4.	Glass Lewis criticized our lack of a clawback provision and share ownership requirements as part of our incentive plan policies.

Company Response: This quarter the Board will be reviewing and proposing changes to our executive compensation policies that will apply to all executives including the CEO. These will include introducing for all NEO’s clawback provisions, share ownership guidelines (including retention requirements) and reinforcing our existing anti-hedging policy. Glass Lewis does consider these to be positive future steps.

5.	During the next year, the Board will also evaluate the other areas of concern that Glass Lewis has raised in their proxy paper including a peer group review.

To conclude, it is our belief that the Board and the Company have made significant progress on all of these compensation issues and stands by the Board’s original recommendation that shareholders vote in favor of Mr. Klein’s re-election to our Board and vote “for” the advisory (non-binding) vote on Tutor Perini’s executive compensation.

Sincerely,

Peter Arkley - Chairman
Don Snyder